Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE

April 15, 2020	Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacqueline.E.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Preliminary Results for the

Second Fiscal Quarter of 2020 and Withdraws its Outlook for the Fiscal Year 2020

•	Announced preliminary results for the second fiscal quarter of 2020 with organic revenue expected to be up 2.7 percent and adjusted EBITDA in the range of $120 to $125 million.[1]

•	Withdrew its outlook for fiscal year 2020 due to the uncertainty caused by COVID-19 pandemic over the balance of the year.

•	Provided an update on Energizer’s COVID-19 response and stability of its global supply chain.

St. Louis, Missouri, April 15, 2020– Energizer Holdings, Inc. (NYSE: ENR) announced preliminary results for its second fiscal quarter of 2020 ended March 31, 2020. The Company expects to report net sales of approximately $587 million, compared to $556 million in the prior year, driven in part by organic sales growth of approximately 2.7 percent, and adjusted EBITDA in the range of $120 to $125 million, compared to $101 million. These results reflect strong battery category growth in the month of March driven in part by strong consumer demand associated with the global COVID-19 outbreak.

“While our business continues to sustain high operating levels during the unprecedented environment brought about by COVID-19, we are taking the prudent steps to strengthen our financial liquidity to weather any potential uncertainties that may lie ahead,” said Alan Hoskins, Chief Executive Officer. “During these challenging times, Energizer continues to operate with two enduring principles—ensuring the health and safety of our colleagues and providing our customers and consumers with essential products when they need them most. We remain well-positioned because of the tremendous efforts by our colleagues to collectively deliver on these guiding principles.”

1) See Supplemental Schedules - Non - GAAP Reconciliations regarding non-GAAP financial measures.

Business Performance

On a preliminary basis, Energizer expects fiscal second quarter net sales to be approximately $587 million, with organic sales growth of approximately 2.7 percent, and adjusted EBITDA of $120 to $125 million. The company has been able to operate effectively thus far in the environment relating to the COVID-19 pandemic and continues to move forward with its integration efforts for the acquired battery and auto care businesses, with expected synergy realization remaining unchanged. However, due to the uncertainties in this rapidly changing environment, including the possible impact of the pandemic on the global economy and consumer demand, Energizer is withdrawing its previously disclosed full year outlook.

The company will provide more details on May 7, 2020, with the release of its second quarter fiscal 2020 results before the market opens. Alan Hoskins, Chief Executive Officer, Mark LaVigne, President and Chief Operating Officer, and Tim Gorman, Chief Financial Officer, will host a conference call on the same day at 10 am EDT (https://www.webcaster4.com/Webcast/Page/1192/33754).

Energizer’s Response to COVID-19

Energizer’s top priorities are the safety and health of colleagues and maintaining business continuity to meet the needs of its customers and consumers. Given the criticality of Energizer’s products to the medical community and general preparedness needs, Energizer colleagues have worked diligently to support the integrity of the company’s supply chain in order to keep its global manufacturing footprint and network of suppliers operating effectively to serve the needs of customers and consumers.

In order to operate in the safest manner possible, the company is working closely with the appropriate public health officials to follow stated health and safety guidelines in the cities and countries where Energizer operates. All of the company’s manufacturing, distribution, and other facilities are operating under these guidelines while maintaining global fill rates above 90 percent throughout this crisis.

To increase its liquidity position in the event future developments related to the COVID-19 pandemic negatively impact business operations and working capital, the Company has fully drawn its Revolving Credit Facility, resulting in current cash and cash equivalents held globally of approximately $484 million.

About Energizer:

Energizer Holdings, Inc. (“Energizer”, NYSE: ENR), headquartered in St. Louis, Missouri, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights, and auto care appearance, performance, refrigerant, and fragrance products. Our portfolio of globally recognized brands include Energizer®, Armor All®, Eveready®, Rayovac®, STP®, Varta®, A/C Pro®, Refresh Your Car!®, California Scents®, Driven®, Bahama & Co.®, LEXOL®, Eagle One®, Nu Finish®, Scratch Doctor®, and Tuff Stuff®. As a global branded consumer products company, Energizer’s mission is to lead the charge to deliver value to our customers and consumers better than anyone else. Visit www.energizerholdings.com for more details.

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Preliminary Information

The preliminary financial data and other information provided above are subject to the completion of the company’s financial closing procedures, final adjustments and any other developments that may arise between now and the time the financial results for the second quarter are finalized. Therefore, this data represents management estimates that constitute forward-looking statements subject to risks and uncertainties. As a result, the preliminary financial data and other information described above may materially differ from the actual results that will be reflected in the consolidated financial statements for the quarter when they are completed and publicly disclosed. In addition, preliminary results for the second quarter are not necessarily indicative of operating results for any future quarter or results for the full year.

Forward-Looking Statements

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the impact of the novel coronavirus (COVID-19) global pandemic;

•

our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;

•	the impact of the acquired businesses on our business operations;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	financial strength of distributors and suppliers;

•	our ability to improve operations and realize cost savings;

•	the impact of the United Kingdom’s future trading relationships following its exit from the European Union;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of adverse or unexpected weather conditions;

•	uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 19, 2019, as amended in our Current Report on Form 8-K, filed with the SEC on April 15, 2020.

ENERGIZER HOLDINGS, INC.

Supplemental Schedules

Introduction to the Reconciliation of GAAP and Non-GAAP Measures

For the Quarter and Six Months ended March 31, 2020

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisition. Energizer completed the Auto Care Acquisition on January 28, 2019 and the Battery Acquisition on January 2, 2019. These adjustments include the impact of the acquisitions’ ongoing operations contributed to each respective income statement caption for the first year’s operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination, the direct impact of COVID-19 costs, and share based payments.

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP reconciliations

For the Quarter and Six Months ended March 31, 2020

(In millions, Unaudited)

Net sales	Q1’20	% Chg	Q2’20	% Chg	Six Months ‘20	% Chg
			Preliminary
Net sales - prior year	$571.9		$556.4		$1,128.3
Organic	(19.7)	(3.4)%	15.0	2.7%	$(4.7)	(0.4)%
Impact of Battery Acquisition	125.5	21.9%	—	—%	$125.5	11.1%
Impact of Auto Care Acquisition	61.4	10.7%	23.7	4.3%	$85.1	7.5%
Change in Argentina operations	0.2	—%	(0.7)	(0.1)%	$(0.5)	—%
Impact of currency	(2.5)	21.5%	(7.4)	(1.4)%	$(9.9)	10.2%

Net sales - current year	$736.8	28.8%	$587.0	5.5%	$1,323.8	17.3%

Reconciliation for EBITDA and Adjusted EBITDA

	For the Quarters Ended				For the Trailing Twelve Months Ended March 31, 2020	For the Quarter Ended March 31, 2019
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	Preliminary				Preliminary
Earnings before income taxes from continuing operations	$17.4 - $22.4	$58.7	$47.7	$9.4	$133.2 - $138.2	$(74.0)
Interest expense	47.2	51.0	48.7	51.9	198.8	77.2
Depreciation & amortization	28.5	27.6	22.0	30.8	108.9	28.4

EBITDA	$93.1 - $98.1	$137.3	$118.4	$92.1	$440.9 - $445.9	$31.6
Adjustments:
Acquisition and integration costs	17.0	19.3	28.5	28.0	92.8	62.2
Settlement loss on pension plan terminations	—	—	3.7	—	3.7	—
COVID-19 related Costs	1.2	—	—	—	1.2	—
Share-based payments	8.7	7.2	6.3	6.7	28.9	7.6

Adjusted EBITDA	$120.0 - $125.0	$163.8	$156.9	$126.8	$567.5 - $572.5	$101.4